EXHIBIT 99.1

Contact:	Julie Wood 510-262-8757

FOR IMMEDIATE RELEASE

ONYX PHARMACEUTICALS REPORTS

THIRD QUARTER AND NINE MONTH 2004 FINANCIAL RESULTS

RICHMOND, CALIF. (November 4, 2004) — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $11.3 million, or $0.32 per share, for the third quarter ended September 30, 2004 as compared to a net loss of $11.1 million, or $0.40 per share, for the same quarter in 2003. The net loss for the third quarter 2004 reflects the continued, and growing, investment in BAY 43-9006, an anticancer compound being codeveloped with Bayer Pharmaceuticals Corporation.

“We are actively advancing and expanding the clinical development of BAY 43-9006. In addition to an ongoing Phase III trial in patients with advanced kidney cancer, Onyx, with Bayer, has announced plans to begin pivotal studies early next year in both malignant melanoma and liver cancer,” said Hollings C. Renton, Onyx’s president and chief executive officer. “A second oral anti-cancer compound, this one resulting from a collaboration with Pfizer, also began initial clinical testing in the third quarter.”

For the quarters ended September 30, 2004 and 2003, Onyx reported no revenue. Total operating expenses of $12.2 million increased by $0.8 million in the third quarter of 2004 as compared to the same period in the prior year. This increase was primarily due to clinical development and marketing expenses associated with BAY 43-9006, as well as higher general and administrative costs needed to support the program. These increases were offset by significantly decreased expenses for the company’s therapeutic virus program, which was terminated in 2003.

Research and development costs were $9.3 million in the third quarter of 2004 compared to $8.8 million in the third quarter of 2003, an increase of $0.4 million over the comparable period last year. Expenses for BAY 43-9006 increased by $2.9 million while therapeutic virus expenses decreased by $2.5 million. Marketing costs grew to $0.9 million in the third quarter of 2004 as compared to $0.2 million in the third quarter of 2003. The change was due to an increase in precommercial marketing activities for BAY 43-9006. General and administrative costs increased to $2.0 million in the third quarter of 2004 as compared to $1.4 million in the third quarter of 2003. The company recorded no restructuring charges in the third quarter of 2004 as compared to $0.9 million in the same period in the prior year related to the discontinuation of the therapeutic virus program.

As of September 30, 2004, the company had cash, cash equivalents, and marketable securities of $230.2 million compared to $105.4 million at December 31, 2003. The increase was due to a public offering completed in February 2004, which resulted in net proceeds of $148.3 million to Onyx.

Nine-month Results

For the nine months ended September 30, 2004, the company reported a net loss of $32.6 million, or $0.96 per share, compared with a net loss of $33.2 million, or $1.34 per share, for the same period in 2003. There were no revenues recorded in the first nine months of 2004 or 2003. Operating expenses increased by $1.2 million during the nine-month period ended September 30, 2004 as compared to the same period in the prior year.

Conference Call with Management Today

Onyx’s management will host a teleconference and webcast discussing the company’s third quarter and nine-month 2004 financial results. The event will be held today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may access the live webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=112065&s=wm&e=961508 or by dialing 617-614-4911 and using the passcode 24169366. A replay of the presentation will be available on the

Onyx website or by dialing 617-801-6888 and using the pass code 92061130 approximately one hour after the teleconference concludes. The replay will be available through December 4, 2004.

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.

This press release contains forward-looking statements regarding expectations about the development of BAY 43-9006. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 15, 2004 and its Quarterly Reports on Form 10-Q.

(see attached tables)

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ONYX PHARMACEUTICALS, INC.

SUMMARY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Total revenue	$—	$—	$—	$—
Operating expenses:
Research and development	9,270	8,841	25,844	24,593
Marketing	859	195	2,619	504
General and administrative	2,045	1,353	5,960	4,218
Restructuring	—	944	258	4,145

Total operating expenses	12,174	11,333	34,681	33,460

Loss from operations	(12,174)	(11,333)	(34,681)	(33,460)
Interest income, net	910	254	2,130	562
Other expense	—	—	—	(275)

Net loss	$(11,264)	$(11,079)	$(32,551)	$(33,173)

Basic and diluted net loss per share	$(0.32)	$(0.40)	$(0.96)	$(1.34)

Shares used in computing basic and diluted net loss per share	34,905	27,777	34,064	24,791

CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	Dec. 31,
	2004	2003
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$230,206	$105,400
Other current assets	4,170	3,045

Total current assets	234,376	108,445
Property and equipment, net	282	285
Other assets	474	408

Total assets	$235,132	$109,138

Liabilities and stockholders’ equity
Current liabilities	$20,882	$15,619
Advance from collaboration partner	20,000	20,000
Stockholders’ equity	194,250	73,519

Total liabilities and stockholders’ equity	$235,132	$109,138

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.